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EXHIBIT 10.30

                        PIPELINE SUB-OPERATING AGREEMENT
                        --------------------------------

         This Pipeline Sub-Operating Agreement (this "Agreement"), dated as of the 1st day of November, 2006, is by and between PACIFIC ENERGY RESOURCES LTD., a Delaware corporation ("PERL") and AERA ENERGY LLC, a California limited liability company ("Aera").

                                    RECITALS

         A. San Pedro Bay Pipeline Company, a California corporation ("SPBPC") owns certain pipeline facilities, described in that certain Pipeline Operating Agreement, between SPBPC and Shell Western E&P Inc. ("Original Operator"), dated March 1, 1993 (as amended, the "Original POA"), located onshore, in the offshore waters of the State of California and in adjoining Federal offshore waters (the "Pipeline").

         B. SPBPC does not have personnel in the areas in which the Pipeline is located which are available for the operation of the Pipeline, and has engaged Original Operator under the Original POA to operate the Pipeline in accordance with the Original POA.

         C. Aera is the successor-in-interest to Original Operator under the Original POA, and Aera and SPBPC are parties to that certain Amended and Restated Pipeline Operating Agreement dated as of October 31, 2006 (the "Pipeline Operating Agreement"), which amended and restated the Original POA.

         D. Pursuant to that Amended and Restated Purchase and Sale Agreement dated as of November 1, 2006 (as amended, the "PSA"), PERL acquired all of the issued and outstanding capital stock of SPBPC from Aera.

         E. For a period of time, PERL and Aera desire that PERL, as Aera's agent and sub-contract operator, provide certain services for the benefit of Aera and SPBPC in connection with the operation of the Pipeline, all in accordance with and pursuant to the terms of this Agreement.

                                    AGREEMENT

         THEREFORE, PERL and Aera hereby agree as follows:

1. TERM. The term of this Agreement (the "Term") shall commence on the Closing Date under the PSA and shall end as of the effective date of a notice from Aera to PERL setting forth the date on which this Agreement shall terminate (the "Termination Notice"). Notwithstanding any other provision of this Agreement to the contrary, after the Term has commenced, PERL shall not have any right or power to terminate or cancel this Agreement or to resign, retire or withdraw as Aera's agent and sub-operator of the Pipeline.


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2. PERL TO OPERATE AS AERA'S AGENT.

         a. During the Term, PERL, acting as Aera's agent, subcontractor and sub-operator, shall perform, undertake and fulfill each and every one of Aera's obligations under the Pipeline Operating Agreement.

         b. During the Term, and except as otherwise set forth in this Agreement, PERL shall (a) enjoy and exercise all of the rights and benefits of Aera under the Pipeline Operating Agreement, and (b) assume and be responsible for the obligations and liabilities of Aera under the Pipeline Operating Agreement. A copy of the Pipeline Operating Agreement is attached hereto as EXHIBIT A. PERL shall carry out its responsibilities under this Agreement in a sound, workmanlike and prudent manner.

3. COSTS AND EXPENSES. During the Term, PERL shall pay all costs and expenses reasonably and properly incurred in connection with the operation and maintenance of the Pipeline pursuant to this Agreement and the Pipeline Operating Agreement, and SPBPC shall reimburse PERL for all such costs and expenses reasonably and properly incurred in connection with the operation and maintenance of the Pipeline, in each case as set forth in the Pipeline Operating Agreement. PERL shall keep the Pipeline and all assets of SPBPC free from liens and other encumbrances arising by, through or under PERL.

4. AUDIT RIGHTS: ACCESS. During the Term, PERL shall furnish Aera with monthly statements showing its expenditures as agent and sub-operator and other financial data relative to PERL's operations hereunder and under the Pipeline Operating Agreement and such other reports, statistics, and statements as Aera may request from time to time. All books and accounts of PERL applicable to the services hereunder and under the Pipeline Operating Agreement shall at all reasonable times be open to inspection by Aera and to periodic audits by an independent firm of public auditors in the employ of Aera. Aera shall respond in writing with any objections or proposed corrections within forty-five (45) days after receiving any monthly statement hereunder. If the parties cannot resolve their differences within ninety (90) days after PERL's receipt of Aera's objections or proposed corrections, then the alternate-dispute- resolution and arbitration procedures of the PSA shall be triggered.

5. LIMITATION ON EXPENDITURES. In addition to the limitations on Aera's authority set forth in the Pipeline Operating Agreement, which limitations shall also apply to PERL during the Term:

                  a. PERL shall not, without prior written approval of Aera, effect any extraordinary maintenance change to the Pipeline or the other SPBP Tangible Assets (as defined in the PSA) costing more than One Hundred Thousand and No Hundredths Dollars ($100,000.00) per project, except that, in case of any emergency, PERL may implement any such project that is necessary in such emergency to protect the interests and property of SPBPC, to keep the Pipeline and the other SPBP Tangible Assets operating, to restore the Pipeline and the other SPBP Tangible Assets to safe operating condition, or to minimize damage to the Pipeline and the other SPBP Tangible Assets or the property of others. An extraordinary maintenance change shall represent any


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         permanent relocation of property, lowering of lines, or any other physical change or addition to the pipelines or related facilities which, under the Uniform System of Accounts for Pipeline Companies (originally adopted by the Interstate Commerce Commission) or its related regulations, as amended or replaced from time to time by the Federal Energy Regulatory Commission (herein called the "Uniform System of Accounts"), are a proper charge to a maintenance account.

                  b. PERL shall not, without prior written approval of Aera, make any capital addition or betterment (as defined in the Uniform System of Accounts) to the Pipeline or the other SPBP Tangible Assets costing more than One Hundred Thousand and No Hundredths Dollars ($100,000.00) per project.

6. GOVERNMENTAL RELATIONS. PERL and Aera shall cooperate with SPBPC's efforts to obtain the consent of the California State Lands Commission ("CSLC") with regard to certain matters related to or in connection with the Pipeline, including approval of the transfer of certain rights of way to SPBPC and the transfer of SPBPC's stock to PERL. Aera shall attempt to include representatives of PERL in meetings with, and communications to, the CSLC so that PERL is advised and aware of the state of those efforts and communications.

7. OTHER LIMITATIONS ON PERL'S AUTHORITY. Without the prior written consent of Aera, which may be granted, withheld or conditioned in any manner deemed appropriate by Aera in its sole discretion, PERL shall not:

                  a. engage in discussions, communicate or otherwise deal with the CSLC with regard to any matter related to or in connection with the Pipeline, except as contemplated by SECTION 6 above;

                  b. engage in any "pigging operations" on, or internal inspections of, the Pipeline;

                  c. enter into any agreement respecting the Pipeline with any governmental entity;

                  d. act, or purport to act, on behalf of Aera to amend, revoke, cancel or terminate the Pipeline Operating Agreement;

                  e. enter into any new transportation agreement or other contract on behalf of SPBPC; or

                  f. commit, or otherwise bind, Aera to take or refrain from taking any action whatsoever, including without limitation, to make any payment.

8. RECORDS AND REPORTS. PERL shall retain all records, books of account, reports and other documents related to the operation and maintenance of the Pipeline for a period of three (3) years from the date of completion of the activity to which such records relate, except those records which by government regulation must be retained for a longer period of time.

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9. EMPLOYEES, CONSULTANTS AND SUBCONTRACTORS.

         a. All personnel engaged or directed by PERL to perform PERL's obligations under this Agreement and all contractors (and their subcontractors) and consultants retained by PERL shall be duly qualified and experienced to perform such obligations. PERL shall use reasonable efforts to require such personnel to comply with all relevant laws, statutes, ordinances, safety codes, regulations and rules of governmental authorities applicable to the Pipeline.

         b. PERL shall use reasonable efforts to require all contractors (and their subcontractors) performing services in connection with the Pipeline to maintain in force and effect insurance of the types and in the amounts specified by PERL; PROVIDED, each contractor shall be required to maintain in force and effect at a minimum the following insurance by companies licensed to do business in California:

                  (i) Worker's Compensation (or similar insurance) as required by applicable California statutes - Employer's Liability Insurance with limits of not less than $100,000 per occurrence; and, with waiver of rights of subrogation in favor of PERL and Aera as to such Workmen's Compensation and Employer's Liability Insurance;

                  (ii) Comprehensive General Liability Insurance with combined single limits of not less than $1,000,000 per occurrence covering property damage and bodily injury and including the following coverage (and PERL shall require that Aera be named as an additional insured under each such policy):

                           1. Premises operations;

                           2. Independent contractors;

                           3. Broad Form Contractual Liability Insurance;

                           4. Completed Operations Coverage; and

                           5. Any exclusions relating to Explosions, Collapse
                              and Underground (such exclusions known as "X", "C" and "U") shall be removed.

                  (iii) Comprehensive Automobile Liability Insurance with combined single limits of not less than $1,000,000 covering owned, non-owned and hired vehicles (and PERL shall require that Aera be named as an additional insured under each such policy); and

                  (iv) Umbrella Liability Insurance in excess of the coverage set forth in clauses (i),(ii) and (iii) above with limits of not less than $1,000,000 per occurrence (and PERL shall require that Aera be named as an additional insured under each such policy).

                  c. Each contractor shall be requested to provide PERL with evidence that any physical damage insurance coverage which such contractor has on any equipment, tools or machinery used on-site, whether owned, rented or borrowed, includes or is endorsed to include


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         additional insured and waiver of subrogation provisions in favor of
         PERL and Aera.

                  d. PERL shall use reasonable efforts to cause all employees, contractors, subcontractors, consultants, vendors and suppliers to perform their services in connection with the Pipeline in a sound, workmanlike and prudent manner, in accordance with industry practices.

         10. INDEMNIFICATION. PERL HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD AERA HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES (DEFINED BELOW) ARISING DIRECTLY OR INDIRECTLY OUT OF AND TO THE EXTENT CAUSED BY (X) PERL'S ACTIVITIES PURSUANT TO THIS AGREEMENT OR THE PIPELINE OPERATING AGREEMENT OR (Y) A BREACH OR DEFAULT BY PERL IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS HEREUNDER OR UNDER THE PIPELINE OPERATING AGREEMENT. IN CASE ANY ACTION OR PROCEEDING IS BROUGHT AGAINST AERA BY REASON OF ANY OF SUCH LIABILITIES, PERL UPON NOTICE FROM AERA SHALL DEFEND THE SAME AT PERL'S EXPENSE BY COUNSEL REASONABLY SATISFACTORY TO AERA. THIS INDEMNIFICATION, DEFENSE AND HOLD HARMLESS OBLIGATION SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT AND IS IN ADDITION TO PERL'S OBLIGATIONS TO INDEMNIFY, DEFEND AND HOLD HARMLESS AERA PURSUANT TO THE PSA. PERL'S OBLIGATIONS TO INDEMNIFY, DEFEND, AND HOLD AERA HARMLESS IN THIS
SECTION 9 SHALL APPLY WHETHER OR NOT THE LIABILITIES AND INDEMNIFIED MATTER RESULTS IN ANY WAY FROM THE NEGLIGENCE OR STRICT STATUTORY LIABILITY OR STRICT PRODUCTS LIABILITY OF AERA, WHETHER THE NEGLIGENCE OR STRICT STATUTORY LIABILITY OR STRICT PRODUCTS LIABILITY IS ACTIVE, PASSIVE, JOINT, OR CONCURRENT.

As used in this Section 9, the term "Liabilities" means, collectively, all damages (including consequential and punitive damages), including damages for personal injury, death or damage to personal or real property (both surface and subsurface) and costs for remediation, restoration or clean up of contamination, whether the injury, death or damage occurred or occurs on or off any of the properties on which the Pipeline is located by migration, disposal or otherwise; losses; fines; penalties; expenses; costs to remove or modify facilities on or under any of the properties on which the Pipeline is located; costs to recondition or repair the Pipeline; attorneys' fees; court and other costs incurred in defending a claim involving the Liabilities; liens; and judgments; in each instance, whether these damages and other costs are foreseeable or unforeseeable.

         11. NOTICES. Unless otherwise provided in this Agreement, any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

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IF TO AERA:                                IF TO PERL:
-----------                                -----------
Area Energy LLC
                                           Pacific Energy Resources Ltd
Atte: Strategic Development Group          Attn: Chairman and Chief Executive
10000 Ming Avenue                                Officer
Bakersfield, CA 93311-1164                 1065 West Pier E Street
(t) 661-665-5200                           Long Beach, CA 90802
(f) 661-665-5490                           (t) 562-436-6566
                                           (f) 562-436-8474

12. OTHER PROVISIONS.

         a. This Agreement, together with the PSA and the Pipeline Operating Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject mailer hereof and are not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be modified or changed except by an instrument in writing signed by each of the parties hereto. The headings and captions used in this Agreement are inserted for reference and convenience only and the same shall not limit or construe the sections, articles or paragraphs to which they apply or otherwise affect the interpretation thereof. Words which are used in the this Agreement and import the singular number shall mean and include the plural number and vice versa where the context so requires. Time is of the essence of this Agreement.

         b. Nothing contained in this Agreement shall be deemed to create a joint venture, partnership or tax partnership relationship between the parties. PERL's authority as agent for Aera hereunder shall be specifically limited to the performance, undertaking and fulfillment of Aera's obligations under the Pipeline Operating Agreement during the Term. The parties agree that this Agreement shall not in any way impose any liability upon the affiliates, parents, members or partners of either party. This Agreement is intended to benefit only, and may only be enforced by, the parties hereto and their respective successors and permitted assigns. No other person shall be deemed a beneficiary of, or may enforce, any of this Agreement or of any provision thereof or any document or instrument delivered pursuant thereto.

         c. This Agreement may be executed in any number of counterparts, all of which together make and shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

         d. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

         e. Disputes or claims arising under or in connection with this Agreement shall be resolved pursuant to the alternate-dispute-resolution and arbitration procedures of the PSA.

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         f. PERL and Aera each agrees to receive and hold in confidence any information imparted to it, its affiliates, its contractors, or its subcontractors by the other party which pertains to the other party, the other party's affiliates, contractors, or subcontractors, or their respective business activities in any manner, and which is not the subject of general public knowledge in the course of the negotiation or performance of this Agreement or the Pipeline Operating Agreement ("Confidential Information"). Each of PERL and Aera shall treat, and shall cause their respective employees, agents, and affiliates to treat, Confidential Information in full confidence and shall not reveal Confidential Information to any other person, firm, or organization, other than an affiliate, its lenders, and the attorneys and confidential business advisors of it and its lenders, without the prior written consent of the other party. If an affiliate of a party to this Agreement receives Confidential Information, such affiliate shall be deemed to be bound by the confidentiality requirements of this Agreement. The foregoing obligations shall be continual and shall remain in full force and effect for the term of this Agreement plus two (2) years. The preceding nondisclosure requirements shall not apply to: (i) information in the possession of any party to this Agreement prior to the date of this Agreement; (ii) information in the public domain or which becomes part of the public domain, except through violation of the obligations hereunder; (iii) information disclosed to the extent reasonably necessary in the course of enforcing this Agreement; (iv) information obtained by a party to this Agreement from a person not under obligation of nondisclosure under this Agreement or under any similar agreement with any party to this Agreement or its respective affiliates; (v) information developed by a party without the use of any Confidential Information of the other party or (vi) information that is required to be disclosed to enable a party to comply with any Canadian or U.S. federal, state or local law or regulation, any order, writ or injunction issued by a court of law or equity, any requirement of any stock exchange or any requirement of a governmental agency or authority. Neither party to this Agreement nor its respective affiliates, shall disclose the terms and conditions of this or any to non-affiliated entities without the express written permission of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.

         g. The parties acknowledge and agree that the terms and conditions of the this Agreement were freely negotiated and drafted by the parties. The parties expressly agree that: in the event of any ambiguity in any of the terms and conditions of this Agreement, such ambiguity shall not be construed for or against any party hereto on the basis that such party did or did not author the same.

         h. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained in this Agreement.

         i. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under any this Agreement shall operate as a waiver thereof by such party, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or of any other right. The rights and remedies of each party provided in this Agreement (i) are cumulative and are in addition to, and not exclusive of, any and all other rights and remedies provided hereunder, under any other agreement between the parties or under applicable laws, and (ii) are not conditional or contingent on any attempt by such party to exercise any of its rights or remedies under any other document against the other party or any other person.

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         j. This Agreement shall not be assigned by either party, or by operation of law, without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties.

         The Parties have executed this Agreement to be effective as of the date first written above.

PACIFIC ENERGY RESOURCES LTD                       AERA ENERGY LLC

By:    /S/ Vladimir Katic                          By:    /S/ A.E. Mueller
   ----------------------------------------           --------------------------
Name:  Vladimir Katic                              Name:  A. E. Mueller
Title: Chairman and Chief Executive Officer        Title: Vice President

         San Pedro Bay Pipe Company, A California corporation ("SPBPC"), hereby consents to the terms and conditions of this Agreement and further agrees with Aera and PERL that, without Aera's prior written consent, SPBPC shall:

         (1) not amend, revoke, cancel or terminate the Pipeline Operating Agreement;

         (2) not change, revoke, cancel or amend the tariffs described in
Section 8 of the Pipeline Operating Agreement;

         (3) pay or reimburse PERL (or Aera, as applicable) for all costs and expenses incurred by Aera, under the Pipeline Operating Agreement, and PERL, under this Agreement;

         (4) engage in discussions, communicate or otherwise deal with the CSLC with regard to any matter related to or in connection with the Pipeline, except and contemplated by SECTION 6 of this Agreement;

         (5) not change, revoke, cancel or amend the crude oil transportation agreement in effect during the Term; or

         (6) enter into any new crude oil transportation agreements during the Term.


SAN PEDRO BAY PIPELINE COMPANY


By:    /S/ Vladimir Katic
   ---------------------------------------------
Name:  Vladimir Katic
Title: Chairman and Chief Executive Officer


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